News Release

For Immediate Release	For Further Information Contact:
April 5, 2006	George Lancaster, Hines
(713) 966-7676
george_lancaster@hines.com
HINES ACQUIRES INTEREST IN 333 WEST WACKER IN CHICAGO
Holdings in Firm’s U.S. Core Office Fund Reach 12 Properties
(CHICAGO, IL) — The Chicago office of Hines, the international real estate firm, announced today that a subsidiary of Hines-Sumisei U.S. Core Office Fund, L.P. (Core Fund) has acquired an approximate 80% interest in 333 West Wacker in Chicago from Kan Am Grund Kapitalanlagegesellschaft MbH, a German investment firm advised by Westwind Capital Partners (“KanAm-Westwind”). The remaining 20% interest was acquired by institutional investors advised by General Motors Investment Management Corporation. Hines will manage and lease the property.
     The Core Fund is an investment vehicle organized by Hines and Sumitomo Life Realty (N.Y.), Inc., to acquire a geographically diverse portfolio of core office buildings in the U.S. The fund also has an interest in 101 Second Street and the KPMG Building in San Francisco; Golden Eagle Plaza in San Diego; 600 Lexington, 499 Park Avenue and 425 Lexington in New York; One and Two Shell Plazas in Houston; 1200 19th Street NW in Washington, D.C., Three First National Plaza in Chicago, and 720 Olive Way in Seattle.
     333 West Wacker is a 36-story office building containing 867,821 square feet located in Chicago’s West Loop submarket in the city’s central business district. The building is located on a bend in the Chicago River and is surrounded by an array of amenities. Designed by Kohn Pedersen Fox Associates, the building was completed in 1983 and includes a four-level subterranean garage. 333 West Wacker is approximately 95 percent leased to tenants including: Skadden, Arps, Slate, Meagher & Flom, LLC; Nuveen Investments, Inc.; and Barack Ferrazzano Kirschbaum Perlman & Nagelberg LLP.
     “We are very pleased to have the opportunity to purchase a property with a superior location, timeless architecture, and a quality roster of tenants in a growing city like Chicago,” said Hines Senior Vice President Tom Danilek.
     “This represents a unique opportunity for the Core Fund to acquire a perfectly located landmark asset in Chicago. We believe the attributes of 333 West Wacker position it to benefit from a growing demand in the market for view space and improving real estate fundamentals in the Chicago CBD,” said Charles Hazen, president of the Core Fund.
     KanAm-Westwind was represented in the sale by Eastdil Secured, LLC. Hines represented the Core Fund.
     Sumitomo Life Realty (N.Y.), Inc. is a wholly owned subsidiary of Sumitomo Life Insurance Company, one of Japan’s largest life insurance companies.
     Hines is a privately owned real estate firm involved in real estate investment, development and property management worldwide. With offices in 68 U.S. cities and 14 foreign countries, and controlled assets valued at approximately $12.5 billion, Hines is one of the largest real estate organizations in the world. Hines entered the Chicago real estate market in 1981 with the development of downtown’s Three First National Plaza. Its Chicago-area office portfolio currently tops eight million square feet of owned and managed properties, including 191 North Wacker, which is located directly south of 333 West Wacker. In addition, Hines is developing 300 North LaSalle on the north bank of the Chicago River. Access www.hines.com for more information.